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                                                                    EXHIBIT 99.4

N E W S B U L L E T I N
       FROM:                                    [SIZZLER LOGO]


                                        RE:  SIZZLER INTERNATIONAL, INC.
                                             6101 W. Centinela Ave., Suite 200
                                             Culver City, CA 90230
The Financial Relations Board                (310) 568-0135
       BSMG WORLDWIDE                   NYSE: SZ

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AT THE COMPANY:                                     AT THE FINANCIAL RELATIONS BOARD:
Keith Wall                 Kim Forster                   Haris Tajyar              Tricia Ross
Vice President and CEO     Vice President, Planning      General Information       Investor Contact
(310) 568-0135             (310) 568-0135                (310) 442-0599            (310) 442-0599
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FOR IMMEDIATE RELEASE
May 10, 2001

                   SIZZLER INTERNATIONAL ANNOUNCES EXPANSION
                          OF SHARE REPURCHASE PROGRAM

CULVER CITY, CA--May 10, 2001--Sizzler International, Inc. (NYSE: SZ) announced today that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of Sizzler outstanding common stock.

"The Board's action is a reflection of the confidence that the Board and our management have in the Company's operating fundamentals and growth prospects. It's our belief that our current stock price does not give full value to the strategic growth plan that we have in place and continue to successfully execute," said Charles Boppell, President and CEO of Sizzler International, Inc. "We plan to invest in both our businesses and our stock, and believe that these investments will enhance shareholder value," concluded Boppell.

The Company expects to repurchase shares from time to time on the open market and/or in privately negotiated transactions, subject to market factors and other conditions. Through the fiscal year ended April 29, 2001, the Company had repurchased approximately 1.4 million of the 1.5 million shares previously authorized by the Board.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler(R) restaurants worldwide, in addition to 106 KFC(R) restaurants primarily located in Queensland, Australia and 11 Pat & Oscar's restaurants.

Certain statements contained in this document may be deemed under federal securities laws to be forward-looking, including statements regarding (i) the Company's ability to successfully execute its strategic growth plan; (ii) the enhancement of shareholder value; and (iii) general economic conditions as they
may affect the securities markets.   Sizzler intends that such statements be
subject to the safe-harbor applicable to forward-looking statements under such laws.

                                    -more-

Financial Relations Board, Inc. serves as financial relations counsel to this company is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities